Exhibit 99.1

Demand Media Reports Third Quarter 2014 Results

•	Revenue of $41.3 Million and Adjusted EBITDA of $8.1 Million
•	Marketplaces Revenue Increases 38% Year-over-Year
•	Non-cash Goodwill Impairment Charge of $232 million
•	Chief Financial Officer to Transition at End of Year

SANTA MONICA, CA – November 10, 2014 - Demand Media, Inc. (NYSE: DMD), a diversified media and technology company, today reported financial results for the third quarter ended September 30, 2014.

“After three months at Demand Media, I’m more excited than ever about the opportunity in front of us. We are uniquely positioned with our platforms for creators to reach passionate audiences in large and growing lifestyle categories,” said Sean Moriarty, CEO of Demand Media. “We have already begun to make significant strides towards operational excellence, inspired product development and content quality, particularly on eHow.”

Demand Media also announced that Mel Tang, its Chief Financial Officer, will depart at the end of the year. He will assist in the transition of the Company’s finance and accounting functions through March 31, 2015. A search for a new CFO is underway. “Mel has been a key member of the executive team at Demand Media since 2006,” said Moriarty. “We thank him for his contributions and wish him the best.”

Financial Summary
(In millions, except per share amounts)
	Three months ended September 30,
	2014	2013
Content & Media revenue	$33.6	$45.1
Marketplaces revenue	7.7	5.6
Total revenue	$41.3	$50.7

Adjusted EBITDA(1)	$8.1	$13.6
Net income (loss)	$(223.8)	$(10.4)
Adjusted net income (loss)(1)	$(0.4)	$2.2

EPS(2)	$(11.69)	$(0.58)
Adjusted EPS(1)(2)	$(0.02)	$0.12

Cash flow from operations	$1.3	$18.8
Free cash flow(1)	$3.1	$10.0

(1)	These non-GAAP financial measures are described below and reconciled to their comparable GAAP measures in the accompanying tables.
(2)

Demand Media common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media common stock that was effected on August 1, 2014.

Q3 2014 Financial Summary:

Demand Media is a diversified media and technology company that connects individual content creators and artists to passionate audiences across several large and growing lifestyle categories. Its business is comprised of two service offerings: Content & Media and Marketplaces. The Content & Media service offering operates leading online destinations such as eHow, Livestrong.com and Cracked, as well as an innovative content creation platform powered by a large community of experts. Through its Marketplaces service offering, Demand Media operates Society6, a community of artists marketing and selling their designs on a wide variety of lifestyle products, and Saatchi Art, a community of artists marketing and selling original artwork or reproduction prints.

•	Total revenue declined 19% year-over-year, with 38% year-over-year growth in Marketplaces revenue offset by a 26% decline in Content & Media revenue.
•	Content & Media revenue decline of 26% was primarily due to lower ad monetization yields, partially offset by significant mobile visit growth.
•	Marketplaces revenue grew 38% year-over-year, driven primarily by new product introductions and increased conversion of visits to purchases on Society6.
•	Adjusted EBITDA decreased 40% year-over-year, primarily reflecting the impact of traffic declines on higher margin advertising revenue, as well as a mix shift to lower margin Marketplaces revenue.
•

A non-cash goodwill impairment charge of $232 million was recorded as a result of a combination of factors during Q3 2014 including revenue declines attributable to lower traffic and monetization yields on certain Content & Media properties resulting in a revision of future cash flow expectations, and the Company’s market capitalization remaining at a level significantly below the book value of its net assets for a sustained period. There was no impairment indicated on the Company’s other long-lived assets, including media content.

•	Cash and cash equivalents net of debt of $39.5 million.

“We are taking the necessary financial steps in the near term in order to return eHow to sustained growth,” said Mel Tang, CFO of Demand Media. “Our healthy balance sheet and continued cash flow generation allow us to be aggressive in making these investments. Finally, it’s been a real privilege to work with a very talented team at Demand Media during the past eight years. I’ll be working closely with Sean and the team over the next few months to ensure a smooth transition.”

Business Highlights:

Content & Media:

•	September 2014 US and Worldwide comScore Rankings:
o	On a consolidated basis, Demand Media ranked as the #25 US web property and Demand Media's properties reached more than 75 million unique users worldwide.
o	eHow.com reached more than 42 million unique users worldwide.
o	Livestrong/eHow Health ranked as the #5 Health property in the US, with approximately more than 19 million unique users worldwide.
o	CollegeHumor/Cracked Network ranked as the #1 Humor property in the US, with more than 11 million unique users worldwide. Cracked.com itself had more than 5 million unique users worldwide.
o	Demand Media ranked as the #37 US mobile web property and reached more than 29 million unique mobile users in the US.

•

Improved user and community experience on Livestrong.com driving visit growth of 50% year-over-year and robust community growth with new registrations in September 2014 increasing more than 100% year-over-year, according to internal data.

Marketplaces:

•

During Q3 2014, Society6 membership grew to more than 670,000, a 63% increase from a year ago. Additionally, there are now more than 1.7 million unique designs available across the product portfolio, an 81% increase year-over-year.

•	Saatchi Art currently has more than 400,000 original, unique artworks created by 50,000 artists on the platform.

Operating Metrics:

	Three months ended September 30,
	2014	2013	% Change
Content & Media Metrics:
Visits(1) (in thousands)	1,051,912	879,271	20%
RPV(2)	$31.91	$51.31	(38)%

Marketplaces Metrics:
Number of Transactions (3)	143,024	103,861	38%
Average Revenue per Transaction (4)	$54.18	$54.23	—
(1)

Visits are defined as the total number of times users access our content across (a) one of our owned and operated online properties and/or (b) one of our customers’ online properties, to the extent that the visited customer web pages are hosted by our content services, in each case with breaks of access of at least 30 minutes constituting a unique visit.

(2)	RPV is defined as Content & Media revenue per one thousand visits.
(3)	Number of transactions is defined as the total number of successfully completed transactions during the applicable period.
(4)	Average revenue per transaction is calculated by dividing Marketplaces revenue for a period by the number of transactions in that period.

Q3 2014 Operating Metrics:

•

Content & Media visits increased 20% year-over-year to 1.1 billion, driven by mobile visit growth across all of the Company’s online properties, as well as desktop visit growth from its international properties, Livestrong.com and content solution partner properties, partially offset by declines in desktop visits from eHow.com and Cracked.com. Content & Media RPV decreased 38% year-over-year, primarily due to lower ad monetization yields, some of which resulted from the Company’s strategic reduction in higher yielding direct sold display advertising, as well as a mix shift to lower monetizing visits from mobile and international users.

•

Marketplaces transactions increased 38% year-over-year to 143,024, reflecting new product introductions and increased conversion of visits to purchases on Society6. Marketplaces average revenue per transaction remained flat year-over-year.

Conference Call and Webcast Information

Demand Media will host a corresponding conference call and live webcast at 4:30 p.m. Eastern time today. To access the conference call, dial 888-430-8709 (US/CAN) or 719-785-1753 (International) and reference conference ID 9679319. To participate on the live call, analysts should dial-in at least 10 minutes prior to the commencement of the call.  A live webcast also will be available on the Investor Relations section of the Company's corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call.

About Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Demand Media uses certain non-GAAP financial measures, as described below.  The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release.

The non-GAAP financial measures presented in this release are the primary measures used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period-to-period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. We believe our presented non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is defined by the Company as net income (loss) excluding income (loss) from discontinued operations, net of taxes, before income tax expense (benefit), interest and other income (expense), net, depreciation and amortization, stock-based compensation, impairment charges, and any acquisition and realignment costs. Acquisition and realignment costs include such items, when applicable, as (1) legal, accounting and other professional fees directly attributable to acquisition or corporate realignment activities, and (2) employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.

Management believes that Adjusted EBITDA reflects the Company's ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company's underlying recurring revenue and operating costs, which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company's media content assets in a given period bears little relationship to the amount of its investment in media content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.

Adjusted Earnings Per Share (Adjusted EPS) is defined by the Company as Adjusted Net Income (Loss) divided by the weighted average number of shares outstanding. Adjusted Net Income (Loss) is defined by the Company as net income (loss) excluding income (loss) from discontinued operations, net of taxes, before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations, accelerated amortization of content intangible assets removed from service, impairment charges, accelerated depreciation of fixed assets removed from services due to restructuring, acquisition and realignment costs, and gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) legal, accounting and other professional fees directly attributable to acquisition or corporate realignment activities, and (2) employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.

Management believes that Adjusted Net Income (Loss) and Adjusted EPS provide investors with additional useful information to measure the Company's underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations and impairment charges, as well as certain other non-cash expenses such as stock-based compensation) and include a normalized effective tax rate based on the Company's statutory tax rate.

Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, such as expenditures related to the separation of Demand Media into two distinct publicly traded companies, and formation expenses directly related to the Company’s gTLD initiative, less capital expenditures to acquire property and equipment and purchases of intangible assets.

Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the Company's underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the Company's ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, pursuing new business opportunities, potential acquisitions, payment of dividends and share repurchases.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the Company's operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures within its financial press releases. Non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Investors and others are encouraged to review the Company’s financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a diversified media and technology company that connects individual content creators and artists to passionate audiences across several large and growing lifestyle categories via eHow, LIVESTRONG.com, Cracked, Society6 and Saatchi Art. Demand Media Content Solutions and Demand Media’s programmatic offering help advertisers find innovative ways to engage with their customers and enables publishers and individuals to expand their online presence. For more information about Demand Media, visit www.demandmedia.com.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding the Company's future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as guidance, may, believe, anticipate, expect, intend, plan, project, projections, business outlook, and estimate or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties that could affect our operating and financial results are described in our annual report on Form 10-K for the fiscal year ending December 31, 2013 filed with the Securities and Exchange Commission (http://www.sec.gov) on March 17, 2014, as such risks and uncertainties may be updated in our annual and quarterly reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations. These risks and uncertainties include, among others: the impact of the separation of our business into two separate smaller, less diversified public companies; the expectation that the separation transaction is tax-free; revenue and growth expectations for the two independent companies, and the ability of each company to operate as an independent entity, following the separation transaction; our dependence on material agreements with a specific business partner for a significant portion of our revenue; the fact that we generate the majority of our revenue from advertising and the potential impact of a reduction in online advertising spending, a loss of advertisers or lower advertising yields; changes in our Content & Media business model to improve user experience and engagement, including redesigning our websites, refining and consolidating our existing content library, reducing the number of advertisements per page and developing a greater variety of content formats, and the impact of such changes on revenue and expenses; our ability to successfully grow new lines of business such as online marketplaces and content solutions as part of our growth strategy; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google as well as possible future changes, and the impact such changes may have on visits and driving search related traffic to our owned & operated online properties and our customers’ online properties; the effects of shifting consumption of media content from desktop to mobile; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; and our ability to retain key personnel. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. The Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

# # #

(Tables Follow)

Investor Contact:	Media Contact:

Allise Furlani	David Glaubke
The Blueshirt Group	Demand Media, Inc.
(310) 917-6426	(310) 917-6490
IR@demandmedia.com	david.glaubke@demandmedia.com

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue:
Service revenue	$33,712	$45,102	$108,373	$152,536
Product revenue	7,603	5,643	21,075	5,643
Total revenue	41,315	50,745	129,448	158,179
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below)	11,256	12,310	33,198	38,728
Product costs	5,506	3,713	15,507	3,713
Sales and marketing	4,699	8,065	15,422	29,156
Product development	7,050	8,645	21,221	25,170
General and administrative	12,464	14,232	36,868	40,217
Goodwill impairment charge	232,270	—	232,270	—
Amortization of intangible assets	7,388	8,736	25,203	24,631
Total operating expenses	280,633	55,701	379,689	161,615
Operating loss	(239,318)	(4,956)	(250,241)	(3,436)
Interest expense, net	(627)	(656)	(2,331)	(969)
Other income (expense), net	782	102	736	6
Loss from continuing operations before income taxes	(239,163)	(5,510)	(251,836)	(4,399)
Income tax (expense) benefit	16,631	(1,016)	13,917	(1,803)
Net loss from continuing operations	(222,532)	(6,526)	(237,919)	(6,202)
Net income (loss) from discontinued operations	(1,306)	(3,914)	(11,208)	(2,451)
Net loss	$(223,838)	$(10,440)	$(249,127)	$(8,653)

Earnings per share - basic and diluted
Net loss from continuing operations	$(11.62)	$(0.36)	$(12.90)	$(0.35)
Net income (loss) from discontinued operations	(0.07)	(0.22)	(0.60)	(0.14)
Net loss	$(11.69)	$(0.58)	$(13.50)	$(0.49)

Weighted average number of shares - basic and diluted	19,151	17,955	18,450	17,583

(1) Depreciation expense included in the above line items:
Service costs	$1,559	$2,226	$5,123	$7,381
Sales and marketing	37	65	115	217
Product development	135	150	382	497
General and administrative	1,112	1,089	3,628	2,714
Discontinued operations	559	1,576	4,662	4,526
Total depreciation	$3,402	$5,106	$13,910	$15,335

(2) Stock-based compensation included in the above line items:
Service costs	$451	$642	$1,147	$1,796
Sales and marketing	178	764	511	3,283
Product development	832	1,237	2,367	3,077
General and administrative	2,921	3,549	8,390	9,829
Discontinued operations	351	1,294	2,949	3,644
Total stock-based compensation	$4,733	$7,486	$15,364	$21,629

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$113,231	$153,511
Accounts receivable, net	17,663	33,301
Prepaid expenses and other current assets	9,673	7,826
Deferred registration costs	-	66,273
Total current assets	140,567	260,911
Deferred registration costs, less current portion	-	12,514
Property and equipment, net	24,335	42,193
Intangible assets, net	53,353	88,766
Goodwill	10,397	347,382
Other assets	5,953	25,322
Total assets	$234,605	$777,088
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,776	$12,814
Accrued expenses and other current liabilities	24,969	34,679
Deferred tax liabilities	-	22,415
Current portion of long-term debt	3,750	15,000
Deferred revenue	3,768	84,955
Total current liabilities	34,263	169,863
Deferred revenue, less current portion	254	16,929
Other liabilities	2,386	13,041
Long-term debt	70,000	81,250
Commitments and contingencies
Stockholders’ equity
Common stock	2	11
Additional paid-in capital	492,514	611,028
Accumulated other comprehensive income (loss)	(151)	502
Treasury stock	(30,767)	(30,767)
Accumulated deficit	(333,896)	(84,769)
Total stockholders’ equity	127,702	496,005
Total liabilities and stockholders’ equity	$234,605	$777,088

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net loss	$(223,838)	$(10,440)	$(249,127)	$(8,653)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,434	15,720	43,356	46,059
Deferred income taxes	(18,226)	1,380	(13,625)	2,799
Stock-based compensation	4,733	7,486	15,364	21,629
Goodwill impairment charge	232,270	—	232,270	—
Gain on disposals	(795)	—	(795)	—
Gain on other assets, net	2	(1,337)	(5,745)	(2,566)
Other	(191)	40	(1,638)	(450)
Change in operating assets and liabilities, net of effect of acquisition	(4,109)	5,965	(638)	7,610
Net cash provided by operating activities	1,280	18,814	19,422	66,428
Cash flows from investing activities
Purchases of property and equipment	(1,687)	(7,957)	(7,597)	(22,760)
Purchases of intangible assets	(1,092)	(3,235)	(5,406)	(13,263)
Payments for gTLD applications	(1,000)	(405)	(12,460)	(405)
Proceeds from gTLD withdrawals, net	—	1,492	6,105	2,876
Cash received from disposal of business, net of cash disposed	13,696	—	13,696	—
Cash paid for acquisitions, net of cash acquired	(2,240)	—	(2,240)	(73,229)
Restricted deposits	(1,700)	—	(1,700)	—
Other	(295)	(40)	996	471
Net cash used in investing activities	5,682	(10,145)	(8,606)	(106,310)
Cash flows from financing activities
Long-term debt (repayments) borrowings, net	—	30,000	(22,500)	50,000
Proceeds from exercises of stock options and contributions to ESPP	91	1,144	343	4,493
Repurchases of common stock	—	—	—	(4,835)
Debt issuance costs	—	(1,936)	—	(1,936)
Net taxes paid on RSUs and options exercised	(590)	(1,042)	(2,236)	(3,741)
Cash distribution related to spin-off	(24,145)	—	(24,145)	—
Cash paid for acquisition holdback	(400)	—	(1,942)	—
Other	(233)	(175)	(529)	(440)
Net cash (used in) provided by financing activities	(25,277)	27,991	(51,009)	43,541
Effect of foreign currency on cash and cash equivalents	(42)	(7)	(87)	(63)
Change in cash and cash equivalents	(18,357)	36,653	(40,280)	3,596
Cash and cash equivalents, beginning of period	131,588	69,876	153,511	102,933
Cash and cash equivalents, end of period	$113,231	$106,529	$113,231	$106,529

Demand Media, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA Reconciliation
Net loss	$(223,838)	$(10,440)	$(249,127)	$(8,653)
Less: Net (income) loss from discontinued operations, net of taxes	1,306	3,914	11,208	2,451
Net loss from continuing operations	(222,532)	(6,526)	(237,919)	(6,202)
Add (deduct):
Income tax expense (benefit)	(16,631)	1,016	(13,917)	1,803
Interest and other (income) expense, net	(155)	554	1,595	963
Depreciation and amortization(1)	10,230	12,267	34,450	35,441
Stock-based compensation(2)	4,382	6,192	12,415	17,985
Goodwill impairment charge	232,270	-	232,270	-
Acquisition and realignment costs(3)	570	78	1,891	529
Adjusted EBITDA	$8,134	$13,581	$30,785	$50,519

Free Cash Flow:
Net cash provided by operating activities	$1,280	$18,814	$19,422	$66,428
Purchases of property and equipment	(1,687)	(7,957)	(7,597)	(22,760)
Purchases of intangible assets	(1,092)	(3,235)	(5,406)	(13,263)
gTLD expense cash flows (4)	-	1,550	-	3,913
Acquisition and realignment cash flows (3)	4,618	825	8,501	1,726
Free Cash Flow	$3,119	$9,997	$14,920	$36,044

Adjusted Net Income Reconciliation
Net loss	$(223,838)	$(10,440)	$(249,127)	$(8,653)
Less: Net (income) loss from discontinued operations, net of taxes	1,306	3,914	11,208	2,451
Net loss from continuing operations	(222,532)	(6,526)	(237,919)	(6,202)
(a) Stock-Based Compensation (2)	4,382	6,192	12,415	17,985
(b) Amortization of Intangibles - M&A	2,097	2,765	8,915	6,545
(c) Accelerated depreciation related to restructuring	-	-	147	-
(d) Content intangible assets removed from service (5)	-	-	-	66
(e) Acquisition and realignment costs (3)	570	78	1,891	529
(f) Gain on disposals	(795)	-	(795)	-
(g) Goodwill Impairment	232,270	-	232,270	-
Income tax effect of items (a) - (g) & application of 38% statutory income tax rate to pretax income	(16,388)	(324)	(15,060)	(6,073)
Adjusted Net Income	$(396)	$2,185	$1,864	$12,850

Adjusted EPS - diluted	$(0.02)	$0.12	$0.10	$0.72
Shares used to calculate adjusted EPS - diluted (6)	19,151	18,108	18,867	17,790

(1) Represents depreciation expense of the Company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets, included in the Company’s GAAP results of operations.

(2) Represents the fair value of stock-based awards and certain warrants to purchase the Company’s stock included in its GAAP results of operations.

(3) Acquisition and realignment costs include such items, when applicable, as (a) legal, accounting and other professional fees directly attributable to acquisition or corporate realignment activities, (b) employee severance and other payments attributable to acquisition or corporate realignment activities, and (c) expenditures related to the separation of Demand Media into two distinct publicly traded companies.

(4) Comprises formation expenses directly related to the Company's gTLD initiative that did not generate associated revenue in 2013.

(5) The Company elected to remove certain content assets from service, resulting in accelerated amortization expense.

(6)

Demand Media common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media common stock that was effected on August 1, 2014.